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                                  EXHIBIT 23(a)


                       CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8 No.333-39292) pertaining to the Media Metrix, Inc. Amended and Restated 2000 Equity Incentive Plan and the Media Metrix, Inc. 2000 Employee Stock Purchase Plan of our report dated January 28, 2000, except for the last three paragraphs of Note 15, as to which the date is March 8, 2000, with respect to the consolidated financial statements and schedule of Media Metrix, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                                          /s/ Ernst & Young LLP

New York, New York
September 29, 2000